As filed with the Securities and Exchange Commission on September 24, 2010


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 5
                                       TO
                                   FORM N-8B-2


                                FILE NO. 811-3763


                 REGISTRATION STATEMENT OF UNIT INVESTMENT TRUST
                     WHICH ARE CURRENTLY ISSUING SECURITIES


                         Pursuant to Section 8(b) of the
                         Investment Company Act of 1940

                        --------------------------------

                   GUGGENHEIM DEFINED PORTFOLIOS, SERIES 710,

                 GUGGENHEIM DEFINED PORTFOLIOS, SERIES 716, AND

                    GUGGENHEIM DEFINED PORTFOLIOS, SERIES 718
                             (and Subsequent Series)
                      and any other future trusts for which
                       Guggenheim Funds Distributors, Inc.
                                 acts as Sponsor
                        --------------------------------
                          Name of Unit Investment Trust



X   Not the issuer of periodic payment plan certificates.

__  Issuer of periodic payment plan certificates.

The Depositor hereby amends Items 1, 2, and 7 of the Registration Statement on Form N-8B-2 filed on December 17, 2001 with the Commission on behalf of Claymore Securities Defined Portfolios, Series 116 (and Subsequent Series) (A Unit Investment Trust).

I.   RGANIZATION AND GENERAL INFORMATION

     1. (a) Furnish name of the trust and the Internal Revenue Service Employer Identification Number. (According to security designation or otherwise, if the trust does not have or does not transact business under any other designation.)

               Guggenheim Defined Portfolios, Series 718 (and Subsequent Series)

               Guggenheim Defined Portfolios, Series 716

               Guggenheim Defined Portfolios, Series 710

               Claymore Securities Defined Portfolios, Series 116 (and Subsequent Series)

               Ranson Unit Investment Trusts, Series 53 (and Subsequent Series)

               EVEREN Unit Investment Trusts, Series 38 (and Subsequent Series)

               Kemper Defined Funds Series 1 (and Subsequent Series)

               Kemper Tax-Exempt Insured Income Trust, Series 1 (and Subsequent Series)

               The trust has no Internal Revenue Service Employer Identification Number.

          (b) Furnish title of each class or series of securities issued by the trust.

                            CERTIFICATE OF OWNERSHIP

                                 - evidencing -

                              An Undivided Interest

                                   - in the -

                    GUGGENHEIM DEFINED PORTFOLIOS, SERIES 718
                             (and Subsequent Series)

                                       or

                    GUGGENHEIM DEFINED PORTFOLIOS, SERIES 716

                                       or

                    GUGGENHEIM DEFINED PORTFOLIOS, SERIES 710

                                       or

               CLAYMORE SECURITIES DEFINED PORTFOLIOS, SERIES 116
                             (and Subsequent Series)

                                       or

                    RANSON UNIT INVESTMENT TRUSTS, SERIES 53
                             (and Subsequent Series)

                                       or

                    EVEREN UNIT INVESTMENT TRUSTS, SERIES 38
                             (and Subsequent Series)

                                       or

                          KEMPER DEFINED FUNDS SERIES 1
                             (and Subsequent Series)

                                       or

                KEMPER TAX-EXEMPT INSURED INCOME TRUST, SERIES 1
                             (and Subsequent Series)

     2. Furnish name and principal business address and Zip Code and the Internal Revenue Service Employer Identification Number of each depositor of the trust.

                          Guggenheim Funds Distributors, Inc.
                          2455 Corporate West Drive
                          Lisle, Illinois 60532

                          Internal Revenue Service Employer
                          Identification Number:  48-1175174

     7. Furnish in chronological order the following information with respect to each change of name of the trust since January 1, 1930. If the name has never been changed, so state.


------------------------------------------------------------- --------------------------------------------------------
                        Former Name                                         Approximate Date of Change
------------------------------------------------------------- --------------------------------------------------------

Claymore Securities Defined Portfolios, Series 116 (and                          November 30, 2001
   Subsequent Series)

Ranson Unit Investment Trusts, Series 53 (and Subsequent                          January 7, 1997
   Series)

EVEREN Unit Investment Trusts, Series 38 (and Subsequent                         November 26, 1996
   Series)

Kemper Defined Funds, Series 1 (and Subsequent Series)                          September 18, 1995

Kemper Tax-Exempt Insured Income Trust,  Series 1 (and                             June 23, 1993
   Subsequent Series)


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this Amendment to the Registration Statement to be duly signed on behalf of the registrant in the City and State of New York, on the 24th day of September, 2010.


                                    GUGGENHEIM DEFINED PORTFOLIOS, SERIES 710,
                                    GUGGENHEIM DEFINED PORTFOLIOS, SERIES 716 and GUGGENHEIM DEFINED PORTFOLIOS, SERIES 718 (and Subsequent Series)

                                    By:     GUGGENHEIM FUNDS DISTRIBUTORS, INC.


                                    By:  /s/ Anne Kochevar
                                         --------------------------------------
                                    Name:  Anne Kochevar
                                          -------------------------------------
                                    Title:  Senior Managing Director
                                           ------------------------------------

ATTEST:


By:  /s/ Melissa Nguyen
     -------------------------------
Name: Melissa Nguyen
     -------------------------------
Title: Vice President
      ------------------------------


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